UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )
___________________

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
EXELIXIS, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2026
The following information supplements and amends the proxy statement (the Proxy Statement) of Exelixis, Inc. (the Company) filed with the U.S. Securities and Exchange Commission on April 15, 2026 and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2026 Annual Meeting of Stockholders of the Company to be held on May 26, 2026 and any postponement or adjournment thereof. Capitalized terms used in this supplement to the Proxy Statement (this Supplement) and not otherwise defined herein have the meaning given to them in the Proxy Statement.
The Company is filing this Supplement to clarify the voting standard with respect to Proposal No. 3 on page 54 of the Proxy Statement, consistent with the description of the voting standard on page 5 of the Proxy Statement.
Voting Standard for Proposal No. 3
The text below replaces, in its entirety, the paragraph of Proposal No. 3 under the heading “Required Vote and Board of Directors Recommendation” on page 54 of the Proxy Statement:

“The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the Amended 2017 Plan. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.”

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 4 of the Proxy Statement for instructions on how to do so.